                                                                    EXHIBIT 99.1
                                                                    ------------

                                                     Contact:  Lawrence J. Clark
                                                               (414) 496-4113

           SHOPKO REPORTS INCREASED FIRST QUARTER SALES AND EARNINGS
           ---------------------------------------------------------

GREEN BAY, WIS. June 20 (PRNEWSWIRE)-- ShopKo Stores, Inc., (NYSE: SKO) reported first quarter consolidated sales (16 weeks through June 14, 1997) increased 17.9 percent to $720.0 million versus $610.9 million reported for the same period last year. Retail comparable store sales increased 5.1 percent in the first quarter. First quarter net income increased 25.7 percent to $7.2 million or $0.22 per share, compared to $5.8 million or $0.18 per share for the same period last year. Results for the first quarter of fiscal 1998 are net of a nonrecurring pre-tax charge of $2.8 million ($0.05 per share) for costs incurred in connection with the business combination agreement with Phar-Mor, Inc., which was terminated on April 2, 1997.

Dale P. Kramer, President and Chief Executive Officer said, "The Company is extremely pleased with the retail store performance and the continued growth in ProVantage health services."

The following table summarizes first quarter sales by business segment:

               Consolidated Sales Summary (dollars in millions)


Business Segments             Quarter Ended               % Change
-----------------             -------------               --------
                          6/14/97      6/15/96       Total        Comp
                          -------      -------       -----        ----
Retail Store               $577.4       $546.6         5.6         5.1
ProVantage                  150.1         69.5       116.1         N/A
Intercompany                 (7.5)        (5.2)        N/A         N/A

Consolidated               $720.0       $610.9        17.9          --

The increase in ProVantage sales is due primarily to internally generated growth and the acquisition of CareStream Scrip Card in August 1996.

Consolidated gross margin as a percentage of sales for the first quarter was
22.7 percent versus 24.0 percent for the same period last year. Retail store gross margin as a percentage of sales was 26.5 percent this year compared to
25.8 percent for the first quarter of last year. The gross margin percentages reflect LIFO charges of $1.4 million this year versus $1.1 million last year. The increase in the retail store gross margin rate is primarily due to a shift in the sales mix away from lower gross margin promotional sales. ProVantage gross margin as a percentage of sales was 6.9 percent for the first quarter of this year compared to 7.4 percent for the same period last year. This decrease is primarily attributable to a larger percentage of ProVantage's sales coming from the lower gross margin claims processing activities.

Consolidated selling, general and administrative expenses as a percentage of sales decreased to 17.2 percent for the first quarter this year from 18.6 percent last year. The decrease is primarily due to increased ProVantage sales. Retail store selling, general and administrative expenses were 19.4 percent of net sales for both fiscal years. ProVantage selling, general and administrative expenses were 3.6 percent of net sales this year compared to 2.9 percent of net sales last year. This increase is primarily due to costs associated with acquired Scrip Card lives.

Shopko Stores, Inc. is a leading regional retailer operating 130 stores and four free-standing optical centers in 16 states, concentrated in the Upper Midwest, Mountain and Pacific Northwest states, and ProVantage, Inc., which specializes in prescription benefit management (PBM), vision benefit management (VBM) and health information technology (HIT). Shopko stock is traded on the New York Stock Exchange under the symbol "SKO".

SHOPKO STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

                                                              ----------------------  ----------------------
                                                                  RETAIL SEGMENT        PROVANTAGE SEGMENT
                                                              ----------------------  ----------------------
                                                                 Quarter to Date         Quarter to Date
                                                              ----------------------  ----------------------
                                                               June 14,    June 15,    June 14,    June 15,
                                                                 1997        1996        1997        1996
                                                              (16 Weeks)  (16 Weeks)  (16 Weeks)  (16 Weeks)
                                                              ----------  ----------  ----------  ----------
Revenues:
  Net sales                                                    $577,355    $546,664    $150,133    $69,474
  Licensed department rentals and other income                    3,541       3,686         302        145
                                                               --------    --------    --------    -------
                                                                580,896     550,350     150,435     69,619
Costs and expenses:
  Cost of sales                                                 424,193     405,421     139,712     64,326
  Selling, general and administrative expenses                  112,290     106,237       5,402      2,034
  Nonrecurring charge
  Depreciation and amortization expenses                         18,177      17,373       1,222        321
                                                               --------    --------    --------    -------
                                                                554,660     529,031     146,336     66,681

Income from operations                                           28,236      21,319       4,099      2,938


                                                     ----------------------         ----------------------
                                                           CORPORATE                         TOTAL
                                                     ----------------------         ----------------------
                                                        Quarter to Date                Quarter to Date
                                                     ----------------------         ----------------------
                                                      June 14,    June 15,           June 14,    June 15,
                                                        1997        1996               1997        1996
                                                     (16 Weeks)  (16 Weeks)         (16 Weeks)  (16 Weeks)
                                                     ----------  ----------         ----------  ----------
Revenues:
  Net sales                                           $(7,520)    $(5,227)           $719,968    $610,911
  Licensed department rentals and other income                                          9,843       3,831
                                                      -------     -------            --------    --------
                                                       (7,520)     (5,227)            723,811     614,742
Costs and expenses:
  Cost of sales                                        (7,520)     (5,227)            556,385     464,520
  Selling, general and administrative expenses          6,460       5,117             124,152     113,388
  Nonrecurring charge                                   2,800         -                 2,800        -
  Depreciation and amortization expenses                  130         133              19,529      17,827
                                                      -------     -------            --------    --------
                                                        1,870          23             702,866     595,735

Income from operations                                 (9,390)     (5,250)             20,945      19,007
Interest expenses                                                                       9,025       9,522
                                                                                     --------    --------

Earnings before income taxes                                                           11,920       9,485
Provision for income taxes                                                              4,682       3,726
                                                                                     --------    --------
Net earnings                                                                         $  7,238    $  5,759
                                                                                     ========    ========

Basic net earnings per common share                                                  $   0.22    $   0.18
                                                                                     ========    ========
Weighted average number of common
  shares outstanding                                                                   32,240      32,020

Diluted net earnings per common share                                                $   0.22    $   0.18
                                                                                     ========    ========
Adjusted weighted average number of common
  shares outstanding                                                                   32,767      32,431

SHOPKO STORES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)


                                                     June 14,           June 15,
                                                       1997               1996
--------------------------------------------------------------------------------
Cash and cash equivalents                         $  172,110         $  118,014
Receivables, less allowances                          77,786             44,834
Merchandise inventories                              358,527            343,969
Other current assets                                  17,116             18,031
                                                 -----------         ----------
   Total current assets                              625,539            524,848

Other assets and deferred charges                     63,620             24,738
Net property and equipment                           587,974            604,206
                                                 -----------         ----------
   Total assets                                    1,277,133          1,153,792
                                                 ===========         ==========

Accounts payable - trade                             188,713            183,294
Accrued liabilities                                  173,666            107,679
Current portion of long-term obligations               2,014              1,090
                                                 -----------         ----------
   Total current liabilities                         364,393            292,063

Long-term obligations                                418,129            415,026
Deferred income taxes                                 23,510             22,729
Shareholders' equity                                 471,101            423,974
                                                 -----------         ----------
   Total liabilities and shareholders' equity      1,277,133          1,153,792
                                                 ===========         ==========

SOURCE Shopko Stores, Inc.
     -0-                             06/20/97
     /CONTACT: Lawrence J. Clark of Shopko Stores, Inc., 414-496-4113/ /Shopko Stores press releases available through Company News On-call by fax, 800-758-5804, ext. 103639, or at http://www.prnewswire.com/
    (SKO)